EXHIBIT 11
                      PCI SERVICES, INC., AND SUBSIDIARIES
                       Computation of Net Income Per Share
                                   (Unaudited)

                                                     Three Months Ended June 30,     Nine Months Ended June 30,
                                                     ---------------------------     --------------------------
                                                        1996            1995            1996           1995
                                                     -----------     -----------     -----------    -----------
Computation of Primary Earnings Per Share:

Net income                                           $ 2,275,000     $ 1,698,000     $ 7,637,000    $ 3,860,000
                                                     ===========     ===========     ===========    ===========

Weighted Average of Primary Shares:
     Common Stock                                      6,211,000       6,126,000       6,169,000      6,142,000
     Assumed conversion of options                       214,000              --          71,000             --
                                                     -----------     -----------     -----------    -----------
     Total                                             6,425,000       6,126,000       6,240,000      6,142,000
                                                     ===========     ===========     ===========    ===========

Primary Earnings Per Share                           $       .35     $       .28     $      1.22    $       .63
                                                     ===========     ===========     ===========    ===========

Computation of Fully Diluted Earnings Per Share (1):

Net income                                           $ 2,275,000     $ 1,698,000     $ 7,637,000    $ 3,860,000
                                                     ===========     ===========     ===========    ===========

Weighted Average of Fully Diluted Shares:
     Common Stock                                      6,211,000       6,126,000       6,169,000      6,142,000
     Assumed conversion of options                       225,000              --          75,000             --
                                                     -----------     -----------     -----------    -----------
     Total                                             6,436,000       6,126,000       6,244,000      6,142,000
                                                     ===========     ===========     ===========    ===========

Fully Diluted Earnings Per Share                     $       .35     $       .28     $      1.22    $       .63
                                                     ===========     ===========     ===========    ===========

(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required to be presented on the Condensed Consolidated Statements of Operations by footnote 2 of paragraph 14 of APB Opinion No. 15, because it is anti-dilutive or results in dilution of less than 3%.